Exhibit 99.1

AMAC Declares First Ever- Cash Dividend of $0.10 per Common Share

OCEANSIDE, New York, December 16, 2009 – American Medical Alert Corp. (NASDAQ: AMAC) a healthcare communications solutions provider, today announced that its Board of Directors has approved the payment of a special cash dividend of $0.10 (ten cents) per common share.  The dividend will be paid on or about January 15, 2010 to shareholders of record as of the close of business on December 28, 2009.

As of November 30, 2009, there were approximately 9,524,004 shares outstanding.

Jack Rhian, AMAC’s President and CEO stated:

“Today’s announcement of our first ever dividend, is confirmation of the successful execution of management’s business strategy.  AMAC has transitioned from a single product PERS company, into a dynamic, multifaceted patient monitoring and healthcare process augmentation provider. Over the period 2007-2009 (based on our projected 2009 results) our net income will have grown over 85% and our available cash will have increased by over $4,500,000. The anticipated continued generation of earnings and cash flow should give us the flexibility to consider a variety of alternatives such as future dividends, acquisitions and other growth opportunities that may present themselves to the company in the future.  AMAC has in place the infrastructure, systems, and personnel that can drive new revenue growth and convert that growth into even greater earnings, and cash flow which should provide for enhanced shareholder value going forward. Our management team, as well as our Board of Directors, will continue to focus on ways to facilitate the methodical and profitable growth of our company.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community.  AMAC’s product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight US based, communication centers under local trade names: HLINK OnCall, North Shore TAS, Live Message America, ACT Teleservice, MD OnCall, Capitol Medical Bureau, American MediConnect, and Phone Screen to support the delivery of high quality, healthcare communications.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks. While management believes that its current estimates are reasonable, revenue projections for newly introduced products are inherently less reliable due to a lack of sales history.